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                                                                     EXHIBIT 5.1

December  27,  2002

Travlang,  Inc.
2  Hashiloach  Street
Petach  Tikva,  Israel  49170

Ladies  and  Gentlemen:

               We refer to the registration statement on Form S-8 under the Securities Act of 1933, being filed by Travlang, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to 5,500,000 shares of common stock (the "Shares") pursuant to a technical consulting agreement (the "Agreement").

               We have examined the Agreement, originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

               Based on our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the issuance of the Shares have been validly authorized, and the Shares when issued and paid for in the manner contemplated in the Agreement, will be legally issued, fully paid and nonassesable provided, however, that the payment therefore is in any event not less than the par value of the Shares so issued. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/  Loeb  &  Loeb  LLP

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